Exhibit 4.4

EXECUTION COPY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and entered into as of March 16, 2007, by IHOP CORP., a Delaware corporation (the “Guarantor”) in favor of IHOP HOLDINGS, LLC, a Delaware limited liability company (the “Beneficiary”).  This Guaranty constitutes the entire and full agreement of the parties with respect to the subject matter hereof.  Capitalized terms used but not defined herein are defined in (or incorporated by reference into) the Parent Asset Sale Agreement (as defined below), including the Standard Terms of Asset Sale Agreements attached as Annex A thereto (the “Standard Terms”) (and including Appendix A, Appendix B or Appendix C to such Standard Terms).

PRELIMINARY STATEMENT

International House of Pancakes, Inc., as seller (the “Seller”), and IHOP Holdings, LLC, as purchaser, have entered into the Asset Sale Agreement, dated as of March 16, 2007 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Parent Asset Sale Agreement”).

NOW, THEREFORE, in consideration of the foregoing preliminary statement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is hereby agreed as follows:

ARTICLE I
GUARANTY

                                Section 1.1             Guarantee by IHOP Corp.  The Guarantor hereby unconditionally and irrevocably guarantees the obligations of Seller under the Parent Asset Sale Agreement.  This Guarantee shall be a continuing and irrevocable guarantee of payment of all amounts due by the Seller under the Parent Asset Sale Agreement, and the Guarantor shall remain liable on its obligations hereunder until the payment in full of any amounts due thereunder.  The Guarantor hereby represents that it has all requisite corporate power and authority to undertake its obligations set forth in this Section 1.1 and to guarantee the full and prompt payment of any amounts due by the Seller under the Parent Asset Sale Agreement.

                                Section 1.2             Liability of Guarantor Absolute.  The Guarantor agrees that its obligations under this Guaranty are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:  (a)  the obligations of the Guarantor hereunder are independent of the obligations of the Seller under the Parent Asset Sale Agreement or under the other Transaction Documents; (b) the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including without limitation, the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising at law, in equity or otherwise) with respect to any failure of the Seller under the Parent Asset Sale Agreement or under any of the other Transaction Documents; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from any of the terms or provisions (including, without limitation, provisions relating to events of default) of the Servicing Agreement, any of the other Transaction Documents or any of the Serviced Documents, the Franchise Documents or the Franchise Arrangements; (iii) the Seller’s consent to the addition, change, reorganization or termination of any of the Securitization Entities or to any amendment to the documents governing the formation or organization and operation of the Securitization Entities; (iv) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Seller’s obligations under the Parent Asset Sale Agreement.

                                Section 1.3             Waivers by the Guarantor.  The Guarantor agrees not to assert, and hereby waives, all rights (whether by counterclaim, set-off or otherwise) and defenses (including, without limitation, the defense of fraud), whether acquired by subrogation, assignment or otherwise, to the extent that such rights and defenses may be used by the Guarantor to avoid performance hereunder, including but not limited to:  (a) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Seller including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Parent Asset Sale Agreement or by cessation of liability of the Seller for any cause other than the full performance of all obligations of the Seller set forth in the Parent Asset Sale Agreement and payment in full of all amounts due thereunder; (b) any defense based on the Seller’s errors or omissions in the performance of its obligations or payment of amounts due under the Servicing Agreement or under the other Transaction Documents;  (c) any defenses or benefits that may be derived from or afforded by law that would limit the liability of or exonerate the Guarantor, (d) any legal or equitable discharge of the Guarantor’s obligations hereunder; (e) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof;  (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under any of the other Transaction Documents; and (g) any rights to set-offs, recoupments and counterclaims.

                                Section 1.4             Third-Party Beneficiary.  Each Insurer shall constitute an express third-party beneficiary of this Guarantee.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Guarantor makes the following representations and warranties to and in favor of the Beneficiary which shall be continuing representations and warranties so long as any obligations of the Seller guaranteed by the Guarantor hereunder shall remain outstanding and unsatisfied or could become due or unsatisfied:

                                Section 2.1             Organization and Good Standing.  The Guarantor (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations hereunder make such qualification necessary and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Guaranty and any other Transaction Document to which it is a party or in connection with which it acts as guarantor.

                                Section 2.2             Power and Authority; No Conflicts.  The execution and delivery by the Guarantor of this Guaranty and any other Transaction Document to which it is a party and its performance of, and compliance with, the terms hereof and any other Transaction Document to which it is a party or in connection with which it acts as guarantor are within the power of the Guarantor and have been duly authorized by all necessary corporate action on the part of the Guarantor.  Neither the execution and delivery of this Guaranty, nor the consummation of the transactions herein contemplated to be consummated by the Guarantor, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Guarantor or its properties, or the charter or bylaws or other organizational documents and agreements of the Guarantor, or any of the provisions of any indenture, mortgage, lease, contract or other instrument to which the Guarantor is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument.

                                Section 2.3             Consents.  The Guarantor is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Guarantor of this Guaranty and any other Transaction Document to which it is a party or in connection with which it acts as guarantor, or the validity or enforceability of this Guaranty and any other Transaction Document to which it is a party or in connection with which it acts as guarantor against the Guarantor.

                                Section 2.4             Due Execution and Delivery.  This Guaranty and any other Transaction Document to which it is a party or in connection with which it acts as guarantor has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding instrument enforceable against the Guarantor in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

                                Section 2.5             Due Qualification.  The Guarantor has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Guaranty and any other Transaction Document to which it is a party or in connection with which it acts as guarantor by the Guarantor, and the consummation by the Guarantor of all the transactions herein contemplated to be consummated by the Guarantor and the performance of its obligations hereunder and under any other Transaction Document to which it is a party or in connection with which it acts as guarantor.

ARTICLE III
WAIVER OF CERTAIN CLAIMS

Section 3.1             The Guarantor agrees not to assert, and hereby waives, any claims asserting any continuing rights in any of the property or assets sold, contributed or otherwise transferred under the Parent Asset Sale Agreement, or under any of the other Asset Sale Agreements or Asset Contribution Agreements (each as defined in Appendix A to the Standard Terms).

                                Section 3.2             Business Operations.  At all times while any Notes remain outstanding and/or the Servicing Agreement remains in effect, except as otherwise provided in this Guaranty and in the other Transaction Documents, the Guarantor shall not engage in any Competitive Business (as defined in the Servicing Agreement).

                                Section 3.3             Indebtedness.  Neither the Guarantor nor any of its Affiliates (other than the Securitization Entities, as and to the extent permitted by the Transaction Documents) shall incur Debt (as defined in the Servicing Agreement) (including, but not limited to, guaranties or pledges of its property) other than (a) trade debt incurred in the ordinary course of business, (b) debt and contingent liabilities, in existence on the date hereof as set forth in Schedule 4.15 to the Servicing Agreement, (c)

additional debt for working capital or capital improvements, in all cases not in excess of $25,000,000 in the aggregate outstanding at any time, and (d) debt incurred in connection with any indemnification obligations of the Guarantor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this instrument to be executed this 16th day of March, 2007.

IHOP CORP., as Guarantor

By:	/s/ THOMAS G. CONFORTI
Name: Thomas G. Conforti
Title: Chief Financial Officer

[SIGNATURE PAGE TO GUARANTY]